Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FuturePeak Acquisition Corporation

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 17, 2026, except for Notes 2, 3, 5, 6 and 7, as to which the date is September 11, 2026, and Notes 1, 4 and 9, as to which the date is October 20, 2026, relating to the financial statements of FuturePeak Acquisition Corporation (formerly known as FutureCore Acquisition Corporation) as of June 30, 2026 and for the period from May 22, 2026 (Inception) through June 30, 2026.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Rowland Heights, California

October 20, 2026